FIRST AMENDMENT TO FUND ACCOUNTING

AND CO-ADMINISTRATION SERVICES AGREEMENT

THIS FIRST AMENDMENT TO THE FUND ACCOUNTING AND CO-ADMINISTRATION SERVICES AGREEMENT (this “Amendment”) is effective as of May 21, 2020 and is made by and between Tributary Funds, Inc., a Nebraska corporation (the “Company”) and Atlantic Fund Administration, LLC (d/b/a Apex Fund Services), a Delaware limited liability company ( “AFS”).

WHEREAS, the Company and AFS are parties to that certain Fund Accounting and Co-Administration Services Agreement dated August 1, 2015 (the “Agreement”); and

WHEREAS, the U.S. Securities and Exchange Commission has adopted new rules and forms to modernize the reporting and disclosure of information by registered investment companies (the “Reporting Modernization Rules”); and

WHEREAS, AFS seeks the Company’s approval of additional fees associated with the preparation and filing of Forms N-PORT and N-CEN, as required by the Reporting Modernization Rules, to cover the increased costs to AFS of providing such services; and

WHEREAS, the Company’s Board of Directors is agreeable to the aforementioned additional fees.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement; and

2.	Amendments.

a.	References to Forms N-Q and N-SAR in Exhibit A to the Agreement are hereby replaced with Forms N-PORT and N-CEN, respectively;

b.	The Fund Administration services listed in Exhibit A to the Agreement are hereby amended to include the following additional services rendered to the Fund:

•	Store monthly liquidity classifications of each Fund investment and file with the SEC as required by Rule 22e-4 of the 1940 Act.

c.	In the Fee Schedule to the Agreement, the section entitled “Other Fees” is hereby amended to include the following additional fees:

•	Rule 22e-4 support fees: $9,000 per year per Fund

3.	Miscellaneous. Except as expressly amended hereby, all of the provisions of the Agreement are restated and in full force and effect to the same extent as if fully set forth herein; and

4.	Governing Law. This Amendment shall be governed by and the provisions of this Amendment shall be construed and interpreted under and in accordance with the laws of the State of Nebraska.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the date and year first written above.

TRIBUTARY FUNDS, INC.

By:	/s/ Brittany Fahrenkrog
Name:	Brittany Fahrenkrog
Title:	Vice President

ATLANTIC FUND ADMINISTRATION, LLC

By:	/s/ Christopher Koons
Name:	Christopher Koons
Title:	Chief Executive Officer